                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                Date of Report (Date of earliest event reported):
                                November 14, 1997


                        LORAL SPACE & COMMUNICATIONS LTD.
             (Exact name of registrant as specified in its charter)

Islands of Bermuda                  1-14180                     13-3867424
(State or other                   (Commission                 (IRS Employer
jurisdiction of                   File Number)                Identification
incorporation)                                                    Number

                   600 Third Avenue, New York, New York 10016
               (Address of principal executive offices) (Zip Code)

               Registrant's telephone number, including area code:
                                 (212) 697-1105
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Item 5.     Other Events.

Credit Agreement

            On November 14, 1997, Loral SpaceCom Corporation ("Loral SpaceCom") and Space Systems/Loral, Inc. ("SS/L"), wholly owned subsidiaries of Loral Space & Communications Ltd. ("Loral"), entered into an Amended and Restated Credit and Participation Agreement, dated as of November 14, 1997 (the "Credit Agreement"), among Loral SpaceCom, SS/L, the Banks parties thereto, Bank of America National Trust and Savings Association, as Administrative Agent, and Istituto Bancario San Paolo di Torino S.p.A, individually and as Italian Export Financing and Arranger and as Selling Bank. The Credit Agreement provides for an $850 million credit facility consisting of a $500 million revolving credit facility, a $275 million term loan and a $75 million letter of credit facility. The Credit Agreement replaces SS/L's existing credit facility, is secured by the stock of Loral SpaceCom and SS/L and contains various covenants including an interest coverage ratio and debt to capitalization ratios.

            The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Credit Agreement, which is filed as Exhibit 10.1 and is incorporated herein by reference.

SatMex Acquisition

            In connection with the privatization by the Federal Government of Mexico (the "Mexican Government") of its fixed satellite services business, Loral and Telefonica Autrey, S.A. de C.V. ("Telefonica Autrey") have formed a joint venture, Firmamento Mexicano, S. de R.L. de C.V. ("Holdings"), which is the parent of Corporativo Satelites Mexicanos, S.A. de C.V. ("Acquisition Sub"). On November 17, 1997, Acquisition Sub entered into a Stock Purchase and Sale Agreement dated November 17, 1997 (the "SatMex Stock Purchase Agreement") with the Mexican Government providing for the acquisition by Acquisition Sub of 75% of the issued and outstanding capital stock of Satelites Mexicanos, S.A. de C.V. ("SatMex") from the Mexican Government at a purchase price of Ps. 5,366.4 million. On November 17, 1997, Acquisition Sub paid Ps. 1,609.9 million of the purchase price (the "First Installment") and will pay the remaining balance, plus installment interest, at the final closing expected to occur on or before December 31, 1997. The Mexican Government is retaining 25% of the issued and outstanding capital stock of SatMex in the form of limited voting shares.


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            SatMex, which is the company established for purposes of the privatization and to which the Mexican Government contributed substantially all of the assets of its fixed satellite services business, is the dominant provider of domestic Mexican fixed satellite services, providing broadcasting and telecommunications capacity to approximately 300 customers. SatMex owns and operates three satellites, Solidaridad 1, Solidaridad 2 and Morelos II, which are located in geostationary orbit at 109.2 degrees WL, 113.0 degrees WL and
116.8 degrees WL, respectively. SatMex also holds 20-year concession titles to operate in these three orbital locations at their associated C- and Ku-band frequencies. The concession titles are renewable, subject to certain conditions, for an additional 20 years thereafter at no additional cost. In addition, SatMex owns two satellite control centers and has entered into contracts for the construction and scheduled 1998 launch of Morelos III, the replacement satellite for Morelos II.

            Loral and Telefonica Autrey hold 65% and 35%, respectively, of the economic interests, and 49% and 51%, respectively, of the voting interests in Holdings.

            Approximately 72.7% of the First Installment was funded by Acquisition Sub with cash equity contributed, pro rata based on their percentage ownership, by Loral and Telefonica Autrey, with the balance funded by debt guaranteed by Loral. Telefonica Autrey has agreed to indemnify Loral for 35% of this guarantee.

Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits.

            (c)   Exhibits.

Exhibit 10.1 Amended and Restated Credit and Participation Agreement, dated as of November 14, 1997, among Loral SpaceCom Corporation, Space Systems/Loral, Inc., the Banks parties thereto, Bank of America National Trust and Savings Association, as Administrative Agent, and Istituto Bancario San Paolo di Torino S.p.A, individually and as Italian Export Financing and Arranger and as Selling Bank


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                                   SIGNATURES


            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              LORAL SPACE & COMMUNICATIONS LTD.
                                  (Registrant)


Date: December 8, 1997        By: /s/ Eric J. Zahler
                                  --------------------------------
                                  Eric J. Zahler
                                  Vice President, General Counsel
                                    and Secretary


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                                  EXHIBIT INDEX

Exhibit           Description
-------           -----------
Exhibit 10.1      Amended and Restated Credit and Participation Agreement,
                  dated as of November 14, 1997, among Loral SpaceCom
                  Corporation, Space Systems/Loral, Inc., the Banks parties
                  thereto, Bank of America National Trust and Savings
                  Association, as Administrative Agent, and Istituto Bancario
                  San Paolo di Torino S.p.A, individually and as Italian
                  Export Financing and Arranger and as Selling Bank